UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 April 15, 2009


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


         NEVADA                                                 93-0926999
(State of other Jurisdiction                              (IRS Employer ID No.)
     of Incorporation)

901 NORTH KANSAS AVE,  NORTH LIBERTY, IA                           52317
(Address of Principal Executive Offices)                         (Zip Code)


        Registrant's Telephone Number (including area code): 319-626-3600

Item 9.01.   Financial Statements and Exhibits

     Exhibit 99.1 - Heartland Express, Inc. press release dated April 15, 2009 with respect to the Company's financial results for the quarter ended March 31, 2009.

Item 2.02.   Results of Operations and Financial Condition.

     On April 15, 2009 Heartland Express, Inc. announced its financial results for the quarter ended March 31, 2009. The press release is attached as Exhibit
99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                        HEARTLAND EXPRESS, INC.

Date: April 17, 2009                                    BY: /s/John P. Cosaert

                                                        JOHN P. COSAERT
                                                        Vice-President
                                                        Finance and Treasurer

                                Exhibit No. 99.1

Wednesday, April 15, 2009 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2009

NORTH LIBERTY, IOWA - April 15, 2009 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2009. As previously announced the quarter started with negative freight trends from the fourth quarter of 2008. Freight demand remained depressed throughout the first quarter of 2009. However, for the quarter ended March 31, 2009, Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of operating revenues) of 83.4% and a 12.3% net margin (net income as a percentage of operating revenues) both significant improvements over the prior year comparative period. The Company reported an operating ratio of 86.7% and a 9.8% net margin for the quarter ended March 31, 2008.

Operating revenues for the quarter decreased 22.8% to $115.0 million from $149.0 million in the first quarter of 2008. The significant reduction in fuel prices period over period translated into lower fuel surcharge revenue which accounted for approximately half of the decline in total operating revenues. Lower miles driven by lower load counts attributed to overall general economic conditions accounted for the other half of the reduction in operating revenues. Net income for 2009 was $14.1 million compared to $14.7 million in the 2008 period. Earnings per share were unchanged at $0.15 for both periods.

There continues to be excess capacity in the market and this combined with declines in overall freight demand continued to place extreme pressure on freight rates throughout the quarter. Further, the Company has not seen any strong indicators of improvements in the demand for freight services that would affect our levels of business in the near future. Although the Company experienced depressed freight demand volumes during the quarter that affected the financial results, the Company remains opportunistic about the steps the Company took during the first quarter to position itself for future growth and opportunities when freight demand returns. Heartland opened its tenth regional operation near Dallas, Texas in the first quarter of 2009.

During the quarter ended March 31, 2009 the Company experienced a 51.4% decrease in fuel expense mainly driven by a decrease in average fuel cost rates and further by less miles driven. During the quarter ended March 31, 2009 the U.S. average cost of fuel was $2.18 per gallon compared to $3.52 for the same period of 2008. The Company's continued focus on idle hour reductions, terminal fuel purchases as well as overall increased fuel efficiency of tractors provided further contributing factors to the reduction of fuel expense period over period. The Company continues to increase its intensity of controlling fuel costs as well as all other operating expenses and is exploring other cost saving opportunities and operating efficiencies to make the Company better prepared for an economic recovery.

During the current turbulent economic conditions, the Company continues to demonstrate its confidence in the financial strength of the Company and its future prospects through its continued investment in the Company through its share repurchase program. The Company purchased approximately 3.5 million shares of its outstanding common stock during the quarter ended March 31, 2009 for a cost of approximately $45.4 million. Another indication of our confidence was reflected in our continued tractor fleet upgrade program that began in 2008 and is expected to be completed by the 2009 year end. The Company took delivery of 45 new tractors in the first quarter of 2009 which brings the total purchases under the current upgrade program to 620 tractors. Management believes the Company has adequate liquidity to meet the capital requirements of the current fleet upgrade through cash generated from operations and existing cash and cash equivalents. The fleet upgrade is another example of how the Company is positioning itself for the future. During the first quarter of 2009 the Company achieved the highest level of environmental performance by the U.S. Environmental Protection Agency through the SmartWay(sm) program. Heartland's
1.25 score given by SmartWay(sm) is a testament to our commitment to being environmentally responsible and an industry leader in fuel saving strategies.

Despite spending $45.4 million on repurchasing stock, the Company ended the quarter with cash, cash equivalents, short-term and long-term investments of $216.2 million, an $11.8 million decrease from the $228.0 million reported at December 31, 2008. The Company's balance sheet continues to be debt-free. During the quarter, Heartland Express declared a regular quarterly cash dividend. The quarterly dividend of approximately $1.8 million at the rate of $0.02 per share was paid on April 2, 2009 to shareholders of record at the close of business on March 20, 2009. The Company has now paid cash dividends of $234.1 million over the past twenty-three consecutive quarters.

The Company continues to focus on customer service as one of our core building blocks. Heartland Express has most recently been awarded eight service awards evidencing the Company's continued ability to deliver the highest quality of service to our customers. Such awards included, 2008 LXP Carrier of the Year - Tier One Carriers, LXP Carrier of the Year - Promotional Events, 2008 Lowes Silver Carrier Award, Kelloggs Komplete Carrier of the Year 2008, Nestle Waters
- Tennessee Region Carrier of the Year 2008, Nestle Waters - Southeast Region World Class Customer Service 2008, Eastman - Supplier Excellence Award for the Year 2008, Quaker Oats - National Carrier of the Year 2008.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

                        Contact: Heartland Express, Inc.
                             Mike Gerdin, President
                      John Cosaert, Chief Financial Officer
                                  319-626-3600



                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                                Three months ended
                                                     March 31,

                                                2009                 2008
                                          ----------------     ----------------
OPERATING REVENUE                            $   114,979          $   149,049
                                          ----------------     ----------------
OPERATING EXPENSES:
   Salaries, wages, and benefits             $    44,059          $    48,592
   Rent and purchased transportation               2,938                5,106
   Fuel                                           24,558               50,499
   Operations and maintenance                      4,040                3,963
   Operating taxes and licenses                    2,284                2,243
   Insurance and claims                            3,514                3,782
   Communications and utilities                      996                1,005
   Depreciation                                   11,814               10,412
   Other operating expenses                        3,403                4,332
   Gain on disposal of property & equipment       (1,667)                (644)
                                          ----------------     ----------------

                                                  95,939              129,290
                                          ----------------     ----------------
                    Operating income              19,040               19,759
Interest income                                      871                2,863
                                          ----------------     ----------------
Income before income taxes                        19,911               22,622
Federal and state income taxes                     5,770                7,959
                                          ----------------     ----------------
Net Income                                   $    14,141          $    14,663
                                          ================     ================

Earnings per share                           $      0.15          $      0.15
                                          ================     ================

Weighted average shares outstanding               92,485               96,215
                                          ================     ================

Dividends declared per share                 $     0.020          $     0.020
                                          ================     ================



                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                               March 31,          December 31,
ASSETS                                           2009                 2008
CURRENT ASSETS                            ----------------     ----------------
   Cash and cash equivalents                 $    46,601          $    56,651
   Short-term investments                            133                  241
   Trade receivables, net                         34,487               36,803
   Prepaid tires                                   5,732                6,449
   Other current assets                            5,001                2,834
   Deferred income taxes                          36,331               35,650
                                          ----------------     ----------------
             Total current assets                128,285              138,628
                                          ----------------     ----------------

PROPERTY AND EQUIPMENT                           385,641              389,561
   Less accumulated depreciation                 158,605              151,881
                                          ----------------     ----------------
                                                 227,036              237,680

LONG TERM INVESTMENTS                            169,472              171,122
OTHER ASSETS                                      10,191               10,284
                                          ----------------     ----------------
                                             $   534,984          $   557,714
                                          ================     ================
LIABILITIES AND STOCKHOLDERS'
EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued liabilities  $    14,626          $    10,338
   Compensation & benefits                        15,190               15,862
   Income taxes payable                            7,899                  452
   Insurance accruals                             71,699               70,546
   Other accruals                                  7,182                7,498
                                          ----------------     ----------------
             Total current liabilities           116,596              104,696
                                          ----------------     ----------------

LONG-TERM LIABILITIES
   Income taxes payable                           34,319               35,264
   Deferred income taxes                          56,938               57,715
                                          ----------------     ----------------
                                                  91,257               92,979
                                          ----------------     ----------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Preferred stock, $0.01 par value;
     authorized 5,000 shares, none issued             -                     -
   Capital stock; common, $0.01 par value;
     authorized 395,000 shares; issued and
     outstanding 90,689 in 2009 and 94,229
     in 2008                                         907                  942
   Additional paid-in capital                        439                  439
   Retained earnings                             334,283              367,281
   Accumulated other comprehensive loss           (8,498)              (8,623)
                                          ----------------     ----------------
                                                 327,131              360,039
                                          ----------------     ----------------
                                             $   534,984          $   557,714
                                          ================     ================
